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                     October 26, 2023

       Tom Reilly
       Executive Vice President and Chief Financial Officer
       Amarin Corporation plc
       Iconic Offices, The Greenway
       112     114 St Stephens Green
       Block C Ardilaun Court
       Dublin 2

                                                        Re: Amarin Corporation
plc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 000-21392

       Dear Tom Reilly:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences